EXHIBIT 10.12

Execution Version

PURCHASE AND SALE AGREEMENT

among

WestFREIT Corp.,

a Maryland corporation

Damascus Centre, LLC,

a New Jersey limited liability company

and

Grande Rotunda, LLC,

a Maryland limited liability company

and

MCB Acquisition Company LLC,

a Maryland limited liability company

Dated as of November __, 2021

Westridge Square, 1053 West Patrick Street, Frederick, MD 21703

Damascus Center, 9805-9815 Main Street, Damascus, MD 20872

The Rotunda, 711 W. 40th Street, Baltimore, MD 21211

Execution Version

TABLE OF CONTENTS

Article I SALE OF PROPERTIES; PROPERTY INTERESTS	1
1.1 Sale of Property	1
Article II PURCHASE PRICE; PAYMENT; POST-CLOSING LEASE ESCROW	2
2.1 Purchase Price	2
2.2 Post-Closing Lease Escrow	4
Article III CLOSING	5
3.1 Closing Date	5
3.2 Conditions Precedent to Purchaser’s Obligations	5
3.3 Conditions Precedent to Seller’s Obligations	6
Article IV DUE DILIGENCE	7
4.1 Due Diligence	7
Article V TITLE	10
5.1 Status of Title	10
5.2 Title Commitments and Surveys	11
5.3 Objections to Title	11
5.4 Required Removal Exceptions	11
Article VI REPRESENTATIONS AND WARRANTIES	12
6.1 Representations and Warranties of the Seller	12
6.2 Representations and Warranties of Purchaser	16
6.3 Update of Representations and Warranties at Closing	17
6.4 Survival of Representations and Warranties	17
6.5 Disclaimer of Warranties; “AS IS”, “WHERE IS”	17
Article VII COVENANTS AND AGREEMENTS	17
7.1 No Liens or Encumbrances	17
7.2 Legal Requirements	18
7.3 Maintenance of Properties	18
7.4 Notices	18
7.5 Service Contracts	18
7.6 Insurance	18
7.7 Lease Transactions	18
7.8 Alterations & Improvements	19
7.9 Tenant Estoppel Certificates and SNDAs	19
7.10 Property Agreements Certificates	20
7.11 Assumption of Service Contracts	21
Article VIII APPORTIONMENTS	21
8.1 Apportionments.	21
8.2 Transfer Taxes, Recording and other Fees	24
8.3 Settlement Statement	24

Article IX DELIVERIES	24
9.1 Seller Documents to be Delivered	24
9.2 Purchaser Documents to be Delivered	26
9.3 Joint Documents to be Delivered	26
9.4 Possession.	26
Article X DEFAULTS	27
10.1 Seller’s Default	27
10.2 Purchaser’s Default	29
Article XI CASUALTY AND CONDEMNATION	29
11.1 Casualty	29
11.2 Condemnation	30
Article XII MISCELLANEOUS	31
12.1 OFAC	31
12.2 Notices	31
12.3 Expenses of Transaction	32
12.4 Broker	32
12.5 Waiver of Trial by Jury	33
12.6 Drafting Ambiguities; Interpretation; Captions	33
12.7 Business Days	33
12.8 Counterparts; Electronic Signature	33
12.9 Governing Law; Venue	33
12.10 Severability	34
12.11 Entire Agreement; Modifications	34
12.12 Confidentiality	34
12.13 Timing	34
12.14 Invalidity and Waiver	34
12.15 Further Assurances	34
12.16 Assignment	35
12.17 Several Obligations	35
12.18 Section 1031 Exchange	35
12.19 Attorneys’ Fees	35
12.20 No Personal Liability	35
12.21 Required State and County Disclosures	36

ii

Execution Version

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this ___ day of November, 2021 (the “Effective Date”), by and among WestFREIT Corp., a Maryland corporation (“Westridge Owner”), Damascus Centre, LLC, a New Jersey limited liability company (“Damascus Owner”), and Grande Rotunda, LLC, a Maryland limited liability company (“Rotunda Owner”; each also individually “Seller,” and collectively, “Seller”), having an address at c/o Hekemian & Co., Inc., 505 Main Street, P.O. Box 667, Hackensack, NJ 07602; and MCB ACQUISITION COMPANY LLC, a Maryland limited liability company, having an address at 2701 N. Charles Street, Suite 404, Baltimore, Maryland 21218 (“Purchaser”, which term shall also be deemed to include its permissible successors, assigns and designees), and, solely for purposes of Section 10.1(b), First Real Estate Investment Trust of New Jersey, Inc., a Maryland corporation (“Guarantor”), each having an address at c/o Hekemian & Co., Inc., 505 Main Street, P.O. Box 667, Hackensack, NJ 07602.

RECITALS

WHEREAS, Westridge Owner is the owner of Westridge Square located as described on the cover page of this Agreement (the “Westridge Property”); Damascus Owner is the owner of Damascus Center located as described on the cover page of this Agreement (the “Damascus Property”), and Rotunda Owner is the owner of The Rotunda located as described on the cover page of this Agreement (the “Rotunda Property”).

WHEREAS, Each Seller desires to sell and convey to Purchaser, and Purchaser desires to purchase from each Seller, the aforesaid property on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser, intending to be legally bound, do hereby agree as follows:

Article I
SALE OF PROPERTIES; PROPERTY INTERESTS

1.1          Sale of Property. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, for the Purchase Price (as defined in Section 2.1 hereof), and upon the terms and conditions hereinafter set forth, all of Seller’s right, title and interest in those certain properties, consisting of:

(a)       Land. Those certain tracts of land described in Exhibit 1.1(a) attached hereto (the “Land”), together with any and all interest of Seller in and to all rights, easements and interests appurtenant thereto.

(b)       Improvements. All buildings, improvements, fixtures and structures presently located on the Land (the “Improvements”, together with the Land, the “Premises”).

(c)       Leases. Seller’s interest as landlord under any leases or occupancy agreements for the Improvements (including any related guarantees or agreements) (each, a “Lease”, and collectively, the “Leases”).

(d)       Personal Property. All personal property presently located on the Land or in the Improvements and used solely in connection with the operation of the Premises other than personal property owned by Tenants (as defined in Section 6.1(b)(iv) and the items listed on Exhibit 6.1(d) attached hereto (the “Personal Property”).

(e)       Intangible Property. All use, occupancy, building and operating permits, licenses and approvals relating to the Premises or any part thereof (collectively, the “Permits”); all right, title and interest of Seller, if any, in all existing surveys, construction drawings, plans and specifications (including, without limitation, structural, HVAC, mechanical and plumbing plans and specifications); any Service Contracts (as defined in Section 6.1(c)) assumed by Purchaser pursuant to Section 7.11; the common names of the Properties; and any marketing materials, tradenames, trademarks, websites or other similar intellectual property related solely to the marketing of the Properties (collectively, and together with the Permits, the “Intangible Property”).

(f)       Appurtenances. All right, title and interest of Seller, if any, in privileges, easements and appurtenances relating to the Premises, including, right, title and interest in and to any land lying in the bed of any street or road opened or proposed, abutting or adjacent to the Land, to the center line thereof, permits, licenses, certificates of occupancy, special exceptions, variances, approvals, governmental approvals, utility rights (including water, sanitary sewer, and drainage), and similar rights related to the rights to develop and operate the Land, whether granted by governmental authorities or private persons, or other authorizations issued or granted by any governmental authority (collectively, the “Appurtenances”).

The Premises, the Leases, the Personal Property, the Intangible Property and the Appurtenances are sometimes hereafter referred to individually as a “Property” and collectively, as the “Properties”; provided that the same may also make reference to a group of two or more, but less than all, of the Properties, if so indicated by the context.

Article II
PURCHASE PRICE; PAYMENT; POST-CLOSING LEASE ESCROW

Purchase Price. (a) The purchase price for the Properties (the “Purchase Price”) shall be Two Hundred Sixty-Seven Million and 00/100 Dollars ($267,000,000.00) which shall be allocated among the Properties as follows:

Westridge Property	$22,000,000.00
Damascus Property	$37,500,000.00
Rotunda Property	$207,500,000.00

(b)        Within three (3) Business Days after the Effective Date, Purchaser shall deposit with Chicago Title Insurance Company, 1901 Pennsylvania Avenue N.W., Suite 201, Washington D. C. 20036, Attention: Matt Barlow, National Commercial Counsel (“Escrow Agent” and “Title Company”), by (i) electronic wire transfer of immediately available federal funds pursuant to wiring instructions to be given by the Escrow Agent, or (ii) irrevocable letter of credit issued by a regional or national bank and in a form reasonably acceptable to Seller and

Purchaser (the “Letter of Credit”), the sum of Three Million and 00/100 Dollars ($3,000,000.00) earnest money (together with all interest earned thereon, if any, collectively, the “Initial Deposit”).

(c)       If Purchaser elects or is deemed to have elected to proceed to Closing (as defined in Section 3.1), then within three (3) Business Days after the expiration of the Due Diligence Period (as defined in Section 4.1), Purchaser shall deposit with the Title Company, by electronic wire transfer of immediately available federal funds pursuant to wiring instructions to be given by the Escrow Agent, or a replacement Letter of Credit, an additional deposit of Seven Million and 00/100 Dollars ($7,000,000.00) earnest money (together with all interest earned thereon, if any, the “Additional Deposit”, together with the Initial Deposit, the “Deposit”), which Additional Deposit shall be non-refundable to Purchaser, except as provided in the terms and conditions of this Agreement. In any case in which the Deposit is provided herein to be returned to Purchaser, then nevertheless One Hundred and 00/100 Dollars ($100.00) thereof shall be paid to or retained by Seller and deducted from the amount due Purchaser; such amount shall belong to Seller in any and all events and shall in effect constitute option money, making this Agreement binding even if any conditions or provisions herein are entirely with the discretion or control of Purchaser.

(d)       The balance of the Purchase Price, being a sum equal to the difference between the Purchase Price, less the Deposit, if in cash, as otherwise adjusted pursuant to the terms of this Agreement, shall be paid by Purchaser to the Escrow Agent at Closing, by electronic wire transfer of immediately available federal funds pursuant to wiring instructions to be given by the Escrow Agent, except as otherwise expressly set forth in this Agreement. In the event all or any portion of the Deposit is in the form of a Letter of Credit, the Letter of Credit shall be returned to Purchaser concurrently with Closing.

(e)       Notwithstanding anything to the contrary contained in this Agreement, but subject to the balance of this sentence, prior to the expiration of the Due Diligence Period, the escrow established with respect to the Deposit shall be a “sole order” escrow for the benefit of Purchaser (meaning that, subject to the balance of this sentence, the Title Company shall act solely in accordance with the instructions of Purchaser if given on or prior to the expiration of the Due Diligence Period), except Seller shall have the right to deliver a notice to the Title Company (with a concurrent copy to Purchaser) in the event Seller is entitled to make a claim against Purchaser pursuant to Sections 2.1(c), 4.1(d), or 4.1(g). Without limiting the generality of the foregoing, if on or prior to the expiration of the Due Diligence Period, Purchaser delivers to Seller a notice stating that it has elected to terminate this Agreement, then, unless Seller has delivered a prior notice regarding a claim pursuant to Sections 2.1(c), 4.1(d) or 4.1(g), Purchaser shall have the right to deliver to the Title Company (with a concurrent copy to Seller) a notice that includes a copy of the notice of termination delivered to Seller, and, upon delivery of such notice, the Title Company shall refund to Purchaser the Deposit without any requirement that the Title Company first notify or obtain any approval or consent of Seller. Subject to the foregoing, in the event Purchaser so instructs the Title Company on or prior to the expiration of the Due Diligence Period, Seller agrees that the Title Company shall not be permitted to, and shall not, follow any conflicting instructions given by Seller or any third party as to the disposition of the Deposit but shall instead follow only the instructions of Purchaser in connection therewith. From and after the expiration of the Due Diligence Period, the Title Company shall only disburse the Deposit upon receipt of a joint, written instruction by Seller and Purchaser or pursuant to court order.

(f)       Upon execution of this Agreement, the parties shall deliver a fully executed copy of this Agreement to the Title Company to serve as the instructions to the Title Company as the escrow holder for consummation of the transaction contemplated herein. Upon the request of the Title Company the parties shall execute the Title Company’s standard form of escrow agreement which shall comport with the escrow terms of this Agreement with such changes as the parties may reasonably request.

2.2          Post-Closing Lease Escrow.

(a)       At the Closing, a portion of the Purchase Price shall be held in escrow (the “Post-Closing Lease Escrow”) by the Escrow Agent with respect to (i) those lease transactions listed on Exhibit 2.2(a)(i) (to be updated as of Closing) that have not been executed as of Closing (the “Pending Leases”); and (ii) those Leases listed on Exhibit 2.2(a)(ii) which have been fully executed but the rent commencement date under the Lease has not yet occurred as of Closing, and/or there are amounts remaining, as of Closing, to be paid to the Tenant (as defined in Section 6.1(b)(iii)) or third parties pursuant to the applicable Lease (collectively, the “Post-Closing Lease Obligations”). The Post-Closing Lease Escrow shall be comprised of two (2) separate escrow accounts, one in an amount equal to one hundred percent (100%) of the fixed rent and projected pro rata share of taxes, insurance and operating costs (“Rent”) under any Pending Leases or such Leases for a five (5) year period (the “Rent Escrow”, and such five (5) year period, the “Escrow Period”), and a second separate escrow account in an amount equal to one hundred and twenty-five percent (125%) of the projected cost during the Escrow Period of any landlord work for tenant improvements, tenant allowances, lease buyout payments, legal fees not to exceed Five Thousand and 00/100 Dollars for each Pending Lease or such Lease, architectural fees and leasing commissions relating only to the initial term of the Lease (and not with respect to any commission related to any renewal term or other option granted thereunder) (the “Post-Closing Lease Obligations Escrow”). Rent due under each such Lease or Pending Lease (regardless of whether such Pending Lease is ever executed) shall be released from the Rent Escrow as follows: (x) prior to the rent commencement date of such Lease or Pending Lease, monthly installments of Rent shall be released on a monthly basis to Purchaser based on the rents set forth in such Pending Lease or Lease as of Closing, and (y) after the rent commencement date of such Lease or Pending Lease, or any lease or other occupancy agreement with respect to the space that is the subject of such Lease or Pending Lease, the balance of the Rent escrowed with respect to such Lease or Pending Lease shall be released to Seller. Amounts shall be released from the Post-Closing Lease Obligations Escrow upon submission of invoices for the payment of such sums, and any amounts remaining in the Post-Closing Lease Obligations Escrow at the end of the Escrow Period shall be promptly released to Seller upon the expiration of the Escrow Period. The Rent Escrow and the Post-Closing Lease Obligations Escrow shall otherwise be subject to the terms of an escrow agreement(s) to be agreed upon and executed by Seller, Purchaser and Escrow Agent by the end of the Due Diligence Period in their reasonable discretion (the “Tenant Escrow Agreement”). Seller shall prepare and submit to Purchaser at least five (5) Business Days prior to Closing, Seller’s calculation of the Rent Escrow and the Post-Closing Lease Obligation Escrow amounts, which shall be mutually agreed to by Seller and Purchaser at Closing in their reasonable discretion. Notwithstanding the foregoing, reimbursements of portions of, or all of, amounts in the Rent Escrow and Post-Closing Lease Obligations Escrow may be released to Seller according to the terms above pursuant to leases which are obtained in replacement of any Pending Leases or Leases for which there are Post-Closing Lease Obligations as set forth on the Exhibits 2.2(a)(i) or (ii), and which are terminated before Closing or during the Escrow Period, subject to Purchaser’s approval of such replacement leases and the corresponding tenants thereunder and provided that any such right of replacement shall not supersede any lease agreements entered into by Purchaser and shall be subject to Purchaser’s lease efforts in all respects. Seller shall keep Purchaser apprised on a regular basis of any such leasing efforts on the part of Seller.

(b)       Seller agrees that with respect to any Pending Lease, Purchaser shall be the primary and sole party to communicate and negotiate with the applicable Tenants after Closing, provided that Purchaser hereby acknowledges receipt of, and hereby approves, the form and terms of each Pending Lease. Purchaser shall not, without the prior written approval of Seller, not to be unreasonably withheld, conditioned or delayed, (i) discontinue or terminate the negotiation of any Pending Lease (unless the amount escrowed for such Pending Lease is disbursed to Seller), (ii) terminate any Lease for which there are Post-Closing Lease Obligations (unless the amount escrowed for such Lease is disbursed to Seller); (iii) reduce the Rent payable under any Pending Lease or Lease for which there are Post-Closing Lease Obligations (unless the difference between the amount escrowed for such Rent and the reduced amount of Rent is disbursed to Seller), (iii) lengthen any free rent period or extend the rent commencement date under any Pending Lease or Lease for which there are Post-Closing Lease Obligations, or (iv) lengthen or extend the time in which to complete any landlord work under any Pending Lease or Lease for which there are Post-Closing Lease Obligations (unless such change does not affect the rent commencement date under the applicable Pending Lease or Lease). After Closing, Purchaser agrees to provide regular updates to Christopher Bell at Chris@hekemian.com or such other representative of Seller as is identified in a written notice to Seller (“Seller’s Leasing Representative”) of the status of the Pending Leases, and Seller’s Representative shall have the right to participate in the weekly leasing status meetings conducted by Purchaser. Notwithstanding the foregoing, Seller shall have no approval rights over the final terms of the Pending Leases after Closing. Purchaser agrees to use good faith commercially reasonable efforts to reach a final agreement with prospective tenants with respect to the Pending Leases.

Article III
CLOSING

3.1          Closing Date. Subject to the adjournments expressly allowed elsewhere in this Agreement, and to the remaining provisions of this Agreement, the closing of the conveyance of title to the Properties (the “Closing”) shall take place on a date that is mutually agreeable to the parties, but in no event later than December 30, 2021, by escrow delivery of documents and funds to the Escrow Agent (the date upon which the Closing shall occur being herein referred to as the “Closing Date”).

3.2         Conditions Precedent to Purchaser’s Obligations. The obligation of Purchaser to cause the transaction contemplated herein to be consummated is subject to the satisfaction of the following conditions on or prior to the Closing Date:

(a)       Continuation of Representations and Warranties. All of the representations and warranties of Seller contained in this Agreement shall be true, correct and complete in all material respects as of: (i) the Effective Date; and (ii) the Closing Date subject to the provisions of Section 6.3 below.

(b)       Seller’s Compliance with Covenants, Etc. Seller shall perform, in all material respects, all covenants, agreements and conditions required by this Agreement to be performed on its part prior to or as of Closing hereunder, including, without limitation, the delivery of all documents and other items to be delivered under this Agreement, and shall not otherwise be in material default of its obligations under this Agreement beyond any applicable notice and cure period.

(c)       Title. The Title Company shall be prepared to issue to Purchaser, at standard rates, an owner’s title insurance policy in the amount of the Purchase Price with extended coverage, issued by the Title Company as of the date and time of Closing insuring that the fee simple estate to the Properties is vested in Purchaser subject only to Permitted Exceptions (as defined in Section 5.03).

(d)       Purpose of Conditions Precedent. The obligation of Purchaser to close the transaction contemplated herein is subject to the express conditions precedent set forth in Section 3.2 above, each of which is for the sole benefit of Purchaser and may be waived at any time by written notice thereof from Purchaser to Seller. The waiver of any particular condition precedent shall not constitute the waiver of any other. In the event of the failure of a condition precedent as of the Closing Date, Purchaser shall deliver written notice of such failure and the Closing shall be extended, subject to Seller’s right to extend the Closing pursuant to Section 7.9, to the earlier of (x) the day that is five (5) Business Days after the applicable condition precedent is satisfied or (y) the date that is thirty (30) days after the then-scheduled Closing Date. If such condition precedent is not satisfied by Closing, as extended, Purchaser may elect, in its sole discretion, to terminate this Agreement as to all of the Properties, in which event the Deposit (or the applicable portion thereof as set forth in Sections 11.1 or 11.2, as applicable) shall be refunded to Purchaser, and after Purchaser’s receipt of the Deposit, neither party shall have any further rights, obligations or liabilities hereunder with respect to the applicable Properties other than those obligations which expressly survive the termination of this Agreement.

3.3          Conditions Precedent to Seller’s Obligations. The obligation of Seller to cause the transaction contemplated herein to be consummated is subject to satisfaction of the following conditions on or prior to the Closing Date:

(a)       Delivery of Purchase Price. Purchaser shall deliver the Purchase Price pursuant to the terms and conditions of this Agreement.

(b)       Continuation of Representations and Warranties. All of the representations and warranties of Purchaser contained in this Agreement shall be true, correct and complete in all material respects as of: (i) the Effective Date; and (ii) the Closing Date subject to the provisions of Section 6.3 below.

(c)       Purchaser’s Compliance with Covenants, etc. Purchaser shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder, including, without limitation, the delivery of all documents and other items to be delivered under this Agreement.

(d)       Purpose of Conditions Precedent. The obligation of Seller to close the transaction contemplated herein is subject to the express conditions precedent set forth in Section 3.2, each of which is for the sole benefit of Seller and may be waived at any time by written notice thereof from Seller to Purchaser. The waiver of any particular condition precedent shall not constitute the waiver of any other. In the event of the failure of a condition precedent on the Closing Date which remains uncured for five (5) days after written notice of such failure from Seller, Seller may elect, in its sole discretion, to (i) terminate this Agreement or (ii) extend the Closing Date for purposes of allowing such condition to be satisfied; provided, however, in the event Purchaser is in default of its obligation to close hereunder when otherwise obligated to do so pursuant to the terms of this Agreement, then Seller may exercise its rights under Section 10.2.

Article IV
DUE DILIGENCE

4.1          Due Diligence. (a) Due Diligence Period. Purchaser will have the right, during the period commencing on the Effective Date and expiring at 6:00 p.m. Eastern Time on December 22, 2021 (the “Due Diligence Period”), and thereafter while the Agreement remains in effect, to inspect the Properties and to investigate all matters relating thereto that Purchaser deems relevant to its decision to purchase the Properties. Purchaser will have the right, in its sole discretion, for any reason or no reason, to terminate this Agreement upon written notice to Seller delivered prior to the expiration of the Due Diligence Period, following which the Initial Deposit (together with any interest earned thereon) shall be promptly delivered to Purchaser and thereafter the parties shall have no further right or obligations hereunder, except those expressly surviving the termination of this Agreement. If Purchaser does not terminate the Agreement by the end of the expiration of the Due Diligence Period as set forth in the previous sentence, Purchaser shall have no further right to terminate the Agreement pursuant to this Section.

(b)       Purchaser’s Inspections. Subject to the terms and conditions of this Agreement, Purchaser shall have the right to perform investigations and/or due diligence with respect to the Properties during the Due Diligence Period and thereafter while this Agreement remains in effect. Purchaser’s investigations may include, but are not limited to, any or all of the following: a review of the Leases and Service Contracts and structural and engineering inspections, and a Phase I environmental site assessment. In no event shall Purchaser have the right to conduct invasive or subsurface testing or drilling on a Property or a Phase II environmental site assessment without the prior written consent of Seller. In addition, Purchaser shall have the right, but not the obligation, to conduct reviews of zoning, building code and other applicable ordinances to determine whether the Properties are in compliance, and in connection therewith, subject to the following proviso, to communicate with municipal officials and to request from governmental authorities copies of customary documents and information regarding the zoning of the Properties, the existence of permits and certificates of occupancy and written evidence in the records of governmental authorities of any violations by the Properties of applicable law; provided, however, that in no event shall such contact with any governmental authority include requests for additional inspections or investigation by governmental authorities of the Properties and Purchaser shall not report or otherwise disclose any discovered conditions or violations except to the extent required by law, court order or other legal process, and then only after providing Seller with at least ten (10) days advance notice of the need to make such report or disclosure (or such shorter period as required by law for Purchaser to comply with its reporting or disclosure obligations). All such inspections and reviews shall be at the sole cost and expense of the Purchaser and shall be subject to the provisions of this Article IV. Purchaser’s inspections of the Properties pursuant to this Section 4.1 shall be referred to herein as the “Inspections”. Purchaser further agrees not to contact or communicate with any (i) employees of Seller and that all communications with any employee regarding the transactions contemplated by this Agreement shall be subject to the prior written (including by email to Chris Bell at Chris@hekemian.com) consent of Seller; and (ii) Tenants without prior consent of Seller and without affording Seller a reasonable opportunity to review written communications in advance or accompany Purchaser on visits to Tenants (as the case may be); provided Purchaser shall not be required to delay any communications or visits if Seller does not respond within one (1) Business Day to Purchaser’s requests for review or to accompany Purchaser on visits to Tenants.

(c)       Right of Entry. Seller shall provide Purchaser and its representatives, employees and agents reasonable and customary access to the Properties during regular business hours (unless otherwise agreed), and upon at least one (1) Business Day’s prior notice to Seller via telephone call or electronic mail (as specifically provided by Seller for such purposes), for the purpose of inspecting the Properties and undertaking tests and studies, which shall be conducted at the sole expense of Purchaser. Seller shall have the right to have a representative present during any entry by Purchaser or its representatives, employees or agents upon the Properties for conducting said inspections; provided, however, Seller may not unreasonably delay any inspections (including any delay that would increase the cost thereof). Purchaser’s inspection rights shall be subject to the rights of the Tenants and Purchaser, its representatives, employees, contractors or agents shall perform such inspections in a manner as to minimize any unreasonable interference with such Tenants. Purchaser shall not cause or permit any mechanics’ liens or other liens to be filed against the Properties as a result of the inspections.

(d)       Damage and Restoration. In the event that any of the Properties are damaged in any way as a result of Purchaser’s or its agents’ entry upon or activities performed at the Properties, Purchaser shall promptly restore such Properties to their condition existing prior to the commencement of such activities, excluding the disturbance of any hazardous or dangerous conditions as a result of the discovery thereof. All such remedial activity shall be promptly and diligently performed by Purchaser at its cost and in a commercially reasonable manner. Purchaser shall indemnify and hold Seller harmless from any loss, cost, damage, liability, and/or expense (including reasonable attorney’s fees) (collectively “Losses”) resulting or arising from (i) any remedial activity required pursuant to this clause (d), (ii) any damage that occurs to a Property as the result of the Inspections, (iii) Purchaser’s failure to comply with its obligations set forth in this Section 4.1, (iv) any negligent acts or willful misconduct by Purchaser or any of its agents, representatives or contractors with respect to performing the Inspections pursuant to this Section 4.1, or (v) and injury suffered or caused by Purchaser or any of its agents, representatives or contractors in the performance of the Inspections. Purchaser’s obligations under this Section 4.1(d) will survive any termination of this Agreement. Notwithstanding the foregoing, Purchaser shall not be responsible for and the indemnification set forth above shall not apply to any Losses to the extent solely caused by Seller, its agents, employees, tenants or contractors, the mere discovery of hazardous or dangerous conditions existing at the Properties prior to Purchaser or its agents entering on the Properties, or for any consequential, speculative or punitive damages or lost profits, but shall cover any actual loss of rents to the extent not covered by Seller’s rent loss insurance.

(e)       Insurance. If Purchaser desires to conduct any Inspections of the Properties, either Purchaser, or any representatives Purchaser retains to conduct such inspections, shall provide Seller, prior to any Inspections, with evidence that it maintains commercial general liability insurance as set forth in this clause (e). The commercial general liability insurance shall include insurance against assumed or contractual liability under this Agreement, with respect to all of Purchaser’s representatives’ activities in, on or about the Properties. The commercial general liability insurance policy shall provide limits for bodily injury and property damage of not less than Two Million and 00/100 Dollars ($2,000,000.00) per occurrence in any combination of primary and excess/umbrella coverage for bodily injury and property damage. Purchaser shall also maintain, if applicable, automobile liability coverage for all owned, non-owned and hired vehicles with a combined single limit of not less than One Million and 00/100 Dollars ($1,000,000.00) per occurrence for bodily injury and property damage and workers’ compensation insurance with limits which fully comply with applicable state law.

In addition to the above coverages, if Purchaser or its agents performs invasive environmental services/surveys, such party must also maintain Environmental Impairment or Pollution Liability Insurance, including clean-up costs, with limits of not less than One Million and 00/100 Dollars ($1,000,000.00) per occurrence and Five Million and 00/100 Dollars ($5,000,00.00) in the aggregate annually, which coverage shall include third party liability, costs of clean-up, remediation, and removal of hazardous substances as well as transport and disposal of hazardous substances and for the defense of any related legal action. Any coverage will be provided on an occurrence basis and the renewal policies shall have a retroactive date of the contract date or earlier and shall be maintained through the applicable statute of repose in the applicable state.

The umbrella and excess limits and commercial general liability limits shall be follow form to employer’s liability insurance and automobile liability insurance. Umbrella policy shall also be in excess of the limits of the employer’s liability insurance. All such insurance shall be issued by companies authorized to do business in the state where the Sites are located, and shall be rated A-/VII or better in the most current edition of Best’s Insurance Reports published by A.M. Best. Prior to entry upon any of the Properties, Purchaser shall provide the Seller with copies of certificates of insurance evidencing the insurance coverage required hereunder. All such insurance policies, except workers’ compensation and automobile liability insurance shall name applicable Seller (in each case, including their officers, trustees, directors and employees) and Seller’s lender, if such information is provided to Purchaser, as additional insureds on a primary and non-contributory basis, and shall stipulate that such insurance is primary to, and not contributing with, any other insurance carried by, or for the benefit of Seller. All rights of subrogation against the parties identified above as additional insureds are waived.

(f)       Due Diligence Materials. Seller has delivered or made available to Purchaser via a diligence website maintained by the Seller (the “Data Room”), copies of the due diligence materials listed on Exhibit 4.1(f) (the “Due Diligence Materials”). Subject only to the express representations and warranties of Seller set forth in Section 6.1, Purchaser acknowledges and agrees that the Due Diligence Materials are provided simply as an accommodation to Purchaser and except as otherwise expressly provided elsewhere in this Agreement, Seller makes no representation or warranty with regards to the accuracy and completeness of any document or information, including the Due Diligence Materials, provided by Seller to Purchaser, and any reliance by Purchaser on such documents and information shall be at Purchaser’s own risk and expense. In addition, and notwithstanding anything in this Agreement to the contrary, Purchaser expressly acknowledges and agrees that Seller shall not be obligated to furnish, nor shall Purchaser be entitled to review or have access to, any confidential, proprietary or privileged documents or information connected with the Properties, including but not limited to opinions, appraisals, audits, internal memoranda or other confidential, proprietary or privileged documents, internal work product or other similar documents, which are in the possession or control of Seller.

notwithstanding anything to the contrary herein, Seller has not undertaken any independent investigation of, and makes no representation or warranty whatsoever as to the truth, accuracy or completeness of, any materials or information, including but not limited to the Due Diligence Materials and any other materials relating to the PROPERTIES, delivered or made available by OR ON BEHALF OF Seller to Purchaser in connection with the transaction contemplated herein EXCEPT, in each case as otherwise expressly set forth in the REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 6.1.

(g)       Purchaser agrees to keep all Due Diligence Materials strictly confidential; provided, however, that Due Diligence Materials may be disclosed to Purchaser and its affiliates’ directors, officers, employees, partners, attorneys, lenders, capital sources, architects, general contractors and accountants (all of whom are collectively referred to as the “Related Parties”) who need to know such information for the purpose of evaluating or furthering the consummation of a possible purchase of the Properties, or as otherwise required by law or an order from a court of competent jurisdiction, and Purchaser shall be liable for, and hereby agrees to indemnify Seller and its affiliates against, any actual damages (not consequential, speculative or punitive damages) incurred resulting from such unauthorized disclosure by Purchaser or its Related Parties as if Purchaser had made such unauthorized disclosure. If this Agreement is terminated for any reason, then at the request of Seller, Purchaser will promptly destroy all Due Diligence Materials furnished to it by Seller without retaining copies thereof and certify such destruction to Seller. Notwithstanding the foregoing, Purchaser may retain one (1) copy of any such Due Diligence Materials if required by law or in connection with a prudent, bona fide and customary corporate recordkeeping policy, and Purchaser shall hold such Due Diligence Materials in strict confidence. Purchaser’s obligations under this Section 4.1(f) will survive any termination of this Agreement for a period of one (1) year, except Purchaser’s obligations under the immediately preceding sentence shall survive indefinitely.

Article V
TITLE

5.1         Status of Title. Title to the Premises shall be good and marketable fee simple title, subject to (a) the standard exceptions and provisions contained in the form of owner’s title policy employed by the Title Company which are unable to be removed by standard Seller affidavits and indemnities, (b) any matters that are waived or deemed waived by Purchaser or arise by reason of the actions of Purchaser or its agents, and (c) those exceptions or matters indicated on the Title

Commitments or Surveys to which Purchaser does not object to or waive pursuant to Section 5.3 (collectively, “Permitted Exceptions”).

5.2        Title Commitments and Surveys. Purchaser may obtain commitments for title insurance (the “Title Commitments”) from the Title Company. Seller has or will provide the Purchaser with copies of any existing title insurance policies (together with copies of the exceptions, if available) and surveys of the Properties (collectively, “Surveys”) in Seller’s possession or control, or reasonably obtainable at no cost to Seller, which Surveys Purchaser may at its sole cost elect to have updated. Purchaser shall deliver to Seller copies of the Title Commitments and any updates to the Surveys promptly upon receipt thereof.

5.3        Objections to Title. No later than ten (10) Business Days prior to the expiration of the Due Diligence Period, Purchaser shall provide Seller and the Title Company with written notice (the “Title Objection Notice”) of any title and survey conditions, deficiencies or matters to which Purchaser objects (other than the Permitted Exceptions) (“Title Objections”). Seller shall notify Purchaser in writing of Seller’s agreement to cure, at Seller’s sole expense, or Seller’s election not to cure, such Title Objections (“Seller’s Response Notice”) no later than five (5) Business Days after Seller’s receipt of the Title Objection Notice (“Seller’s Response Notice Deadline”). If Seller fails to give Seller’s Response Notice by the Seller’s Response Notice Deadline, Seller shall be deemed to have elected to not cure such Title Objections. If Seller elects, or is deemed to have elected not to cure all Title Objections, Purchaser may, by giving notice to Seller within five (5) Business Days following receipt of Seller’s Response or Seller’s Response Notice Deadline, whichever is earlier, elect to (a) terminate this Agreement, whereupon this Agreement shall terminate and the Deposit (together with any interest earned thereon) shall be returned to Purchaser and the parties shall have no further obligations to each other with respect to this Agreement except those obligations that expressly survive termination of this Agreement, or (b) proceed to Closing and accept title to the Properties subject to the Title Objections (which shall be deemed Permitted Exceptions, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Title Objections). If Purchaser fails to timely notify Seller of its election to terminate this Agreement pursuant to clause (a) of the immediately preceding sentence, Purchaser shall be deemed to have elected to proceed in accordance with clause (b) of the immediately preceding sentence. Purchaser shall have the right, prior to Closing, to object to any title exceptions that were not disclosed on the Title Commitments or any previous updates to the Title Commitments (each a “New Objection”) and, if Seller does not agree to cure any such new Title Objections by not later than Closing, to exercise the rights under clauses (a) and (b) of this Section 5.3.

5.4        Required Removal Exceptions. Notwithstanding anything to the contrary in this Agreement, Seller shall, at or prior to Closing, remove from title all of the following (which will automatically, and without requirement that same be specified in the Title Objection Notice, be deemed unpermitted exceptions) (collectively, the “Required Removal Exceptions”): (i) all mortgages, deeds of trust, and related UCC filings and assignments of leases and rents, all tax liens and mechanics’ and materialmen’s liens and any liens or judgments voluntarily created or suffered by Seller, (ii) other monetary liens (other than taxes not yet due and payable), judgments entered against any Property or Seller (and not caused by Purchaser) or other encumbrances that may be removed or cured by the payment of an ascertainable sum (“Other Monetary Liens”), (iii) exceptions (other than Permitted Exceptions) which were created, consented to or permitted by

Seller or its affiliates, or any of their employees, contractors, agents or representatives, following the date of this Agreement, unless otherwise approved or deemed approved by Purchaser, (iv) any exception to title that Seller has specifically agreed in writing to cure pursuant to the terms of Section 5.3. If Seller is unwilling or unable to remove any Required Removal Exceptions from title at or prior to the Closing with respect to any of the Properties, Purchaser shall at Closing elect as its sole and exclusive remedy to either (x) exercise Purchaser’s rights under Section 10.1, or (y) accept such exceptions to title and the Closing shall occur as herein provided without any reduction of, or credit against, the applicable portion of the Purchase Price; provided, however, that in the case of a Required Removal Exception of the type described in clauses (i) or (ii) above, Purchaser shall receive a credit against the Purchase Price equal to the sum of the amount of such liens or judgments referenced. Seller may use any portion of the Purchase Price to remove or cause to be removed any Required Removal Exception other than the Tenant Escrow Amount or amounts otherwise payable to third parties out of the Purchase Price.

In addition to the foregoing, Seller agrees to provide the Title Company with such factual affidavits as may be reasonably required by the Title Company to remove any exception for, or provide affirmative insurance coverage in the owner’s and lender’s title insurance policy to be obtained by Purchaser at Closing with respect to, the right of first offer contained in that certain Memorandum of Restrictions and Right of First Offer made as of October 2, 2013 (the “Giant ROFO”) by and between Grande Rotunda, LLC and Giant of Maryland, LLC (“Giant”). The Giant ROFO shall be a Permitted Exception and, neither the removal of the Giant ROFO from Purchaser’s or its lender’s title insurance policy nor Purchaser’s receipt from Giant of a waiver of the Giant ROFO, shall be conditions precedent to Purchaser’s obligation to close. The Seller shall make all commercially reasonable efforts to agree with the Title Company upon the forms of any factual affidavits required by this paragraph by not later than the expiration of the Due Diligence Period. In addition, Seller agrees that Purchaser may contact Giant directly to obtain written confirmation from Giant that the Giant ROFO has been complied with or waived, and Purchaser agrees that any and all costs related to or borne from such contact or Giant’s delivery of such written confirmation shall be solely Purchaser’s responsibility.

Article VI
REPRESENTATIONS AND WARRANTIES

6.1        Representations and Warranties of the Seller. Each Seller hereby represents and warrants to Purchaser as to the Property owned by such Seller, as of the Effective Date and the Closing Date:

(a)       (i) Westridge Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of its formation. Damascus Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of its formation. Rotunda Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of its formation. Seller is entitled to and has the power and authority to execute and deliver this Agreement, has taken or will take, as applicable, all corporate and limited liability company actions and received, or will receive, as applicable, all necessary corporate and limited liability company consents and authorizations required for the consummation of the transaction contemplated herein and to perform its obligations under the Agreement. To Seller’s knowledge, except with respect to any contractual third-party consents required in order to convey or assign to Purchaser any of the Assumed Contracts (as defined in Section 7.11, or the Intangible Property (collectively, the “Third Party Consents”), the execution, delivery and performance of its obligations under this Agreement by Seller does not require the consent of any third-party. This Agreement is valid and enforceable against Seller in accordance with its terms and each instrument to be executed by Seller pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against Seller in accordance with its terms.

(ii)       Neither Seller nor any entity comprising Seller has (A) suffered the appointment of a receiver, (B) filed a voluntary petition in bankruptcy (or suffered the filing of an involuntary petition by its creditors), (C) made a general assignment for the benefit of its creditors, (D) admitted in writing its inability to pay its debts as they come due or that it is insolvent, (E) suffered the attachment or other judicial seizure of all, or substantially all, of such party’s assets, (F) or made an offer of settlement, extension or composition to its creditors generally.

(b)         (i) (x) Except for the Parking Agreement with Zipcar dated March 22, 2016 for the use of two (2) parking spaces at the Rotunda Property, the Leases constitute the only leases, licenses, guaranties or other written or oral agreements for the use or occupancy of the Property, (y) there are no other leases, licenses, concessions or other written or oral agreements for the use or occupancy of such Property, and (z) and there are no oral amendments, assignments or other modifications to the Leases, except those contained in the Data Room. No Tenant has delivered written notice to Seller for the purpose of terminating its Lease and to Seller’s knowledge, no Tenant has commenced an action to terminate its Lease. True, correct and complete copies of the Leases (including all amendments guaranties and material side letters) have been delivered or made available to the Purchaser in the Data Room.

(ii)       The rent roll attached hereto as Exhibit 6.1(b)(ii) (the “Rent Roll”) is the Rent Roll used by Seller in Seller’s ordinary course of business, and the portion of the Rent Roll for the Rotunda Property with respect to the residential apartment units is, to Seller’s knowledge, true, complete and correct in all material respects. However, notwithstanding the foregoing or anything to the contrary set forth elsewhere in this Agreement, no representation or warranty is made as to subtenancies and Seller does not represent or warrant that any particular Lease will be in force or effect at the Closing or that the tenants under any Leases will have performed their obligations thereunder.

(iii)       All rents (base, additional and percentage) are being paid and are current, except as otherwise set forth on the Rent Roll and to the extent provided in Section 2.2.

(iv)       Except as provided on the Rent Roll, or otherwise provided under the Leases, no tenants under the Leases (each, a “Tenant”, and collectively, the “Tenants”) has paid any rent, fees, or other charges for more than one (1) month in advance.

(v)       Except as set forth in the Rent Roll or listed on Exhibit 6.1(b)(v), no Tenant has any unresolved court contest pending with Seller with respect to any tax, operating cost or escalation payments or occupancy charges, or any other amounts payable under its Lease.

(vi)       There will be no brokerage or leasing agreements in effect after the Closing Date with respect to the Leases and no brokerage commission or other similar compensation is payable (or will, with the passage of time or occurrence of any event, or both, be payable) with respect to the Leases after Closing by Purchaser, except as set forth on Exhibit 6.1(b)(vi) and to the extent provided in Section 2.2.

(vii)       Except as set forth in Exhibit 6.1(b)(vi) and to the extent provided in Section 2.2, to Seller’s knowledge, all work required to be performed by Seller in connection with the Leases has been completed and fully paid for.

(viii)       Except as set forth in Exhibit 6.1(b)(viii) there are no legal actions or proceedings pending or to Seller’s knowledge threatened in writing against Seller or any Property by Tenants under the Leases or any other third party.

(ix)       Except for the matters and information set forth on the Rent Roll and Exhibit 6.1(b)(v), Seller has not sent out any written notices of default to any Tenant nor, has it received any such written notice with respect to any default that remains uncured. To Seller’s knowledge there is no condition that, with the passage of time, the giving of notice or both, would constitute a default under any of the Leases.

Any representation made by Seller in this Section 6.1(b) that is consistent with any statement contained in any Acceptable Estoppel Certificate (as hereinafter defined) delivered to Purchaser pursuant to Section 7.9 shall, with respect only to the Lease to which such Estoppel Certificate pertains, be (X) superseded by such Acceptable Estoppel Certificate with respect to such statement, (Y) deemed not to have been made by Seller herein, and Purchaser hereby forever discharges and releases Seller and its affiliates from any and all claims that relate or otherwise arise out of this Section 6.1(b) with respect to such Lease, but subject in all respects to Purchaser’s rights under Section 7.9 with respect to any such Estoppel Certificate.

(c)       A true, correct and complete list of all service or maintenance contracts or management agreements to which Seller or its affiliates are a party (the “Service Contracts”) relating to or affecting the Property is set forth in Exhibit 6.1(c) hereto and a copy of each of the Service Contracts has been uploaded to the Data Room. No written notice of default has been sent or received by Seller under any Service Contract with respect to a default that remains uncured. Except for the Service Contracts assumed pursuant to Section 7.11, there are no management, leasing, service or maintenance contracts affecting any of the Properties which will not have been effectively terminated prior to the Closing Date.

(d)       Seller has not given or granted any person any right or option to acquire all or any portion of the Property nor does Seller have knowledge of any such right or option other than as may be set forth in the Leases.

(e)       Except for those persons listed on Exhibit 6.1(e) attached hereto, Seller does not have any employees as of the Effective Date.

(f)       Except for the printer lease with Advance applicable to the Rotunda Property, Seller does not lease any Personal Property located at or used in connection with the Property.

(g)       The Property is not subject to, or been granted, any abatement from real estate taxes for any period falling after the Effective Date and the Property will not be subject to an added assessment or omitted property taxes on account of improvements or betterments made prior to the Closing Date. There is no pending tax assessment appeal with respect to the Property other than “None”[Insert “None” if none], and Seller will not conclude, settle or initiate any such appeal without Purchaser’s written consent for any period falling after the Closing. As of and after Closing, Purchaser shall have the sole right, but not the obligation, to pursue and conclude any pending tax appeal. Any tax refunds shall be paid to Seller and Purchaser based on the taxes previously paid or required to be paid by such party for the period in question, pro-rated to the period prior to, and after, the Closing, less the actual, out of pocket costs of the assessment appeal.

(h)       To Seller’s knowledge, and except as set forth in the reports provided to Purchaser as part of the Due Diligence Materials (which, to Seller’s knowledge, are all of the reports and other materials in Seller’s possession or control with respect to such matters), as of the Effective Date, (i) there are no Hazardous Materials located at the Property in violation of Environmental Laws, and (ii) there are no underground or above-ground storage tanks located at the Property. “Hazardous Materials” shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material, defined as a “hazardous substance” or “hazardous material” by any federal, state, or local environmental law, ordinance, rule or regulation, including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing (collectively, “Environmental Law”).

(i)       Except for the May 2021 notice from the Baltimore Department of Finance with respect to parking fees and tax thereon, to Seller’s knowledge, Seller has not received written notice from a federal or other taxing authority (each, a “Taxing Authority” and collectively, the “Taxing Authorities”) of any tax deficiency, lien, interest or penalty against the Property, or against Seller that would affect Seller’s ability to convey the Property, that has not been paid in full, and to Seller’s knowledge there is no pending audit or inquiry from any Taxing Authority relating to the Property or to Seller that would affect Seller’s ability to convey the Property. For purposes of this section, “tax” shall mean any United States or other federal, state, provincial, local or foreign income, gross receipts, property, sales, goods and services, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Taxing Authority.

(j)       Seller has not received any written notice from any governmental authority of a (i) violation of any governmental requirements on the Property which has not been remedied and (ii) violation of any easement, covenant, condition, restriction or agreement contained in any covenants, conditions or restrictions or similar instruments encumbering or benefiting the Property.

(k)       To Seller’s knowledge, Seller has not received written notice from any governmental authority regarding any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property or to restrict or change any access or curb cuts which provide access to the Property.

Any reference in this Agreement to “knowledge,” “actual knowledge” or “best of knowledge” of Seller, or the receipt of notices or other communications by Seller, shall be deemed to mean the actual knowledge of, or receipt of notice or communication by, Michael O’Dea, the property manager of each Property, or Chris Bell (collectively, “Seller’s Knowledge Party”), and not any implied, imputed or constructive knowledge of such individual or of Seller, and without any independent investigation or inquiry having been made. Purchaser acknowledges and agrees that neither such party(ies) nor any other employee or agent of Seller shall have any duty or obligation under this Agreement or other law to make any affirmative investigation or inquiry of the matters covered by the foregoing provisions in order to determine the accuracy or truthfulness thereof.

6.2          Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller, as of the Effective Date and the Closing Date, as follows:

(a)       Purchaser hereby represents and warrants to Seller that Purchaser is duly organized, validly existing and qualified and empowered to conduct its business; has the power and authority to execute, deliver this Agreement and has or will have the power and authority to deliver the Closing deliveries contemplated hereby, has taken or will take all actions and received to Purchaser’s knowledge, all necessary consents and authorizations required for the consummation of the transaction contemplated herein and to perform its obligations under this Agreement.. This Agreement is valid and enforceable against Purchaser in accordance with its terms and each instrument to be executed by Purchaser pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against Purchaser in accordance with its terms.

(b)       Purchaser has not (i) suffered the appointment of a receiver, (ii) filed a voluntary petition in bankruptcy (or suffered the filing of an involuntary petition by its creditors), (iii) made a general assignment for the benefit of its creditors, (iv) admitted in writing its inability to pay its debts as they come due or that it is insolvent, (v) suffered the attachment or other judicial seizure of all, or substantially all, of such party’s assets, (vi) or made an offer of settlement, extension or composition to its creditors generally.

(c)       Purchaser is not (i) a plan which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as defined in §3(3) of ERISA, nor a plan as defined in §4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as a “Plan”), (ii) a “governmental plan” as defined in §3(32) of ERISA, or (iii) a “party in interest,” as defined in §3(14) of ERISA, to a Plan, except with respect to plans, if any, maintained by Purchaser, nor do the assets of Purchaser constitute “plan assets” of one or more of such Plans within the meaning of Department of Labor Regulations §2510.3-101. Purchaser is acting on its own behalf and not on account of or for the benefit of any Plan. Purchaser has no present intent to transfer a Property to any entity, person or Plan which will cause a violation of ERISA. Purchaser has not assigned, and shall not assign, its interest under this Agreement to any entity, person or Plan in a manner which will cause a violation of ERISA.

6.3         Update of Representations and Warranties at Closing. At Closing, each party shall remake the representations made by it in Section 6.1 or Section 6.2, as the case may be, and will update such representations to reflect any change in facts and circumstances as they then exist, it being understood and agreed that the provisions of Section 10.1 shall not apply (and such party shall not be deemed to have breached its representations and warranties) if such updates to the representations disclose facts that (i) would not be material and adverse to the other party, (ii) were a result of events or circumstances outside of the control of such party; or (iii) were otherwise known to the other party. Notwithstanding the foregoing provisions of this Section 6.3, Purchaser’s obligation to close hereunder is subject to all of Seller’s representations and warranties set forth in this Agreement being true, complete and correct in all material respects as of the Closing Date.

6.4         Survival of Representations and Warranties. Except as otherwise explicitly provided, the representations and warranties set forth herein shall survive the Closing and delivery of the Deed for the Survival Period (as defined in Section 10.1).

6.5         Disclaimer of Warranties; “AS IS”, “WHERE IS”. Purchaser acknowledges that neither Seller, nor any member, manager, director, shareholder, officer, agent, employee, attorney, or representative of Seller has made any statements, agreements, promises, assurances, representations, or warranties, whether express, implied, or otherwise, regarding Seller, the condition of the Properties, the suitability of the Properties for any uses or purposes contemplated by Purchaser, the zoning of the Properties, the right to occupy the Properties, the environmental condition of the Properties, the state of title to the Properties or any other matter pertaining to the Properties or Seller, except as expressly provided in this Agreement or in any of the documents required to be delivered or delivered by Seller pursuant to this Agreement (“Seller’s Closing Documents”). Without limiting the generality of the foregoing, except as expressly provided elsewhere in this Agreement or Seller’s Closing Documents, the transaction contemplated under this Agreement is made without statutory, express or implied warranty, representation, agreement, statement or expression of opinion of or with respect to the condition of the Properties or any aspect thereof, including any and all statutory, express or implied representations or warranties related to the suitability for habitation, merchantability, or fitness for a particular purpose and all other statutory, express or implied representations or warranties of Seller whatsoever. Purchaser agrees that (A) Purchaser shall acquire the Properties in an “AS IS” “WHERE IS” “WITH ALL FAULTS” condition and (B) Purchaser has not relied upon any statement, promise, representation, or warranty, in each case except as expressly set forth in this Agreement or Seller’s Closing Documents.

Article VII
COVENANTS AND AGREEMENTS

7.1         No Liens or Encumbrances. Seller shall not knowingly create, suffer or permit to be created, without the prior written consent of Purchaser, to be exercised in Purchaser’s sole and absolute discretion other than as hereinelsewhere provided with respect to the Leases and the Pending Leases, and shall remove or discharge pursuant to the terms of this Agreement, any liens or encumbrances against the Properties arising subsequent to the Effective Date.

7.2         Legal Requirements. Seller shall, prior to the Closing, continue to operate the Properties in the normal course of business.

7.3         Maintenance of Properties. Seller shall maintain the Properties in substantially the same manner as Seller has heretofore operated the same, provided that Seller shall not be required to make any capital repairs, replacements or other capital expenditures in connection with the Properties. Seller shall promptly inform Purchaser in writing of any written legal notices. Seller shall not initiate or consent to any actions or proceedings which will have the effect of terminating or changing any licenses, permits, approval, entitlements or zoning of the Properties. Between the Effective Date and the Closing, Seller will cause any vacant apartment units at the applicable Property to be “made ready” for reletting and occupancy or provide Purchaser with a credit at Closing for such units as provided in Section 8.1(f).

7.4         Notices. Seller shall promptly deliver notice to the Purchaser of any written notice received by Seller of any: (a) legal actions, suits, claims and other proceedings affecting the Properties, or the use, possession or occupancy thereof; (b) Casualty (as defined in Section 11.1); (c) proposed Taking (as defined in Section 11.2); (d) notice from any governmental authority relating to the condition or use of the Properties, or any portion thereof or any tax assessment notice; (e) notice of any actual or threatened litigation, insurance claim, arbitration or administrative proceeding against Seller or affecting or relating to the Properties, or any portion thereof; or (f) notice of any violations of any Environmental Law or other laws affecting or relating to the Properties, or any portion thereof.

7.5         Service Contracts. Seller shall not enter into contracts or agreements related to the operation or maintenance of the Properties after the Effective Date except in good faith and in the ordinary course of business and which provide that same may be terminated without cost to Purchaser on not more than thirty (30) days’ notice, and Seller shall promptly provide Purchaser with a copy of any such contracts or agreements entered into by Seller.

7.6         Insurance. Seller shall cause the property and liability insurance covering the Properties to be maintained in full force and effect as heretofore maintained.

7.7         Lease Transactions. After the Effective Date, Seller shall not terminate any of the Leases or remove any of the Tenants under the Leases from possession of any portion of the Premises, nor permit the surrender of, or consent to the assignment or subletting under, any existing Lease without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall perform all of the obligations of landlord under the Leases that, under the terms of the Leases, are required to be performed by the landlord prior to the Closing Date. Between the Effective Date and the Closing Date, Seller shall not enter into any amendment, renewal, modification, extension or termination of the Leases or any new Lease or occupancy agreement without, in each instance, the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall promptly notify Purchaser in writing of any written notice of default delivered by Seller to any of the Tenants under the Leases. Notwithstanding the foregoing provisions of this Section 7.7, Seller may enter into new Leases with residential tenants at the Rotunda Property without Purchaser’s consent; provided such Leases are for a term of not more than fifteen (15) months, are at market rental rates, including not more than one (1) month of free rent, and are otherwise on terms substantially consistent with the existing residential leases at the Rotunda Property.

7.8         Alterations & Improvements. Seller shall not undertake or commence any material renovations or alterations at the Properties (except those necessary to comply with any of the provisions of this Agreement, the Leases, or applicable law) without the prior written approval of Purchaser in each instance, which consent shall not be unreasonably withheld, conditioned or delayed.

7.9         Tenant Estoppel Certificates and SNDAs. (a) Seller shall prepare and submit to each commercial (retail or office) Tenant under the Leases an estoppel certificate in the form required by, or containing such terms as are required by, such Tenant’s Lease, or, if such Tenant’s Lease does not prescribe a form of estoppel certificate or set forth applicable terms, then substantially in the form of Exhibit 7.9 (a) attached hereto with respect to such Tenant’s Lease or on such other form as may be provided by Purchaser’s lender; provided the form shall have been provided to Seller by no later than December 1, 2021 and shall not otherwise unreasonably delay Seller’s ability to obtain the Required Estoppel Certificates on a timely basis. Seller shall use good faith commercially reasonable efforts to obtain the estoppel certificates from all Tenants. Subject to the provisions hereof, Purchaser’s obligation to close the transactions contemplated herein is conditioned upon Seller’s delivery to Purchaser, by not later than two (2) Business Days after receipt thereof, but in any event not later than two (2) Business Days before the Closing Date, of executed estoppel certificates in the form hereinabove provided for each of the Tenants listed on Exhibit 7.9-1 (the “Required Tenants”) and other Tenants who, together with the Required Tenants, lease eighty percent (80%) of the leased rentable square footage of each Property (collectively, the “Remaining Tenant Estoppels”; and collectively with the estoppel certificates from the Required Tenants, the “Required Estoppel Certificates”) (an estoppel certificate meeting the foregoing requirements is hereinafter referred to as an “Acceptable Estoppel Certificate”). An estoppel certificate will not be an Acceptable Estoppel Certificate if such estoppel certificate discloses a default on the part of the landlord or such Tenant or discloses another “Material Matter” which shall mean a (i) material default relating to a Lease which, in each case, cannot be cured by Closing, would materially increase Purchaser’s liability after Closing, or which reduces or attempts to offset the rent, additional rent or other revenue that Purchaser would receive under a Lease after the Closing Date, (ii) a material discrepancy with the information shown in the applicable Lease or the Rent Roll or any representation or warranty made in this Agreement by Seller, (iii) references any conditions to the effectiveness of the Lease not having been satisfied or waived, or (iv) the bankruptcy or other similar proceeding, on the part of the Tenant or any guarantor of the applicable Lease. Seller shall remain obligated to disclose to Purchaser any changes to the information contained in any estoppel certificate after the date thereof of which Seller’s Knowledge Party has actual knowledge. If Seller is unable to deliver to Purchaser Acceptable Estoppel Certificates for the Required Tenant’s as required by this Section 7.9 on or before the date that is two (2) Business Days prior to the Closing Date, then Seller shall have the right to extend the Closing Date in order to obtain such estoppel certificates to a date that is the earlier of (x) thirty (30) days after the then-scheduled Closing Date and (y) five (5) Business Days after Seller delivers to Purchaser the Required Tenant Estoppels. Purchaser acknowledges that neither the failure of Seller to obtain Acceptable Estoppel Certificates from the Required Tenants, provided Seller used commercially reasonable efforts (which shall exclude any extraordinary expenditure of funds on the part of Seller, including any amounts requested or demanded by a

Tenant in consideration or remuneration for delivery of an estoppel certificate unless the fee is set forth in the applicable Lease) to obtain Acceptable Estoppel Certificates, nor the existence of Material Matters in any estoppel certificates received from any Tenants, will be deemed a default by Seller, it being agreed that, without limiting any other remedy Purchaser may have under any other section of this Agreement but subject to Seller’s right to extend the Closing as set forth above, the sole remedy of Purchaser for Seller’s failure to obtain Acceptable Estoppel Certificates from the Required Tenants will be to terminate this Agreement upon written notice to Seller and receive back the Deposit (together with interest thereon), following which the parties will have no further rights and obligations hereunder, except for those rights and obligations that expressly survive the termination of this Agreement. Purchaser will have the right, but not the obligation, in its sole and absolute discretion, to waive the requirement that Seller furnish an Acceptable Estoppel Certificate with respect to any particular Required Tenant. The delivery of an executed copy (as opposed to an original) of any Acceptable Estoppel Certificate shall be sufficient for purposes of satisfying the condition under this Section 7.9(b).

(b) Seller shall use commercially reasonable efforts to obtain from each Tenant indicated by Purchaser prior to the Due Diligence Deadline, to the extent such Tenant’s Lease is not self-subordinating by its terms, a subordination, non-disturbance, and attornment agreement (collectively, the “SNDAs”) in the form prescribed by such Lease or, if one is not prescribed, then in a form reasonably agreeable to the Tenant and Purchaser's lender prior to the Closing Date; provided the form shall have been provided to Seller by no later than December 1, 2021. Failure to obtain and/or deliver the SNDAs (provided Seller used all commercially reasonable efforts to obtain same) shall not constitute a default by Seller and provision of the SNDAs shall not be a condition of Closing.

7.10         Property Agreements Certificates. Seller shall use commercially reasonable efforts to deliver to Purchaser executed estoppel certificates, two (2) Business Days before the Closing Date, to the extent required under any reciprocal easement agreements, declarations, or other similar agreements or instruments encumbering the Land and Improvements (collectively, the “Property Agreements”) in the form required by, or containing such terms as are required by, the applicable Property Agreement, or, if the applicable agreement does not prescribe a particular form or terms, substantially in the form attached hereto as Exhibit 7.10, with such revisions as are reasonably requested by the applicable certifying party, with respect to those Property Agreements (and the parties thereto) identified by Purchaser in writing to Seller no later than December 1, 2021, stating to the knowledge of the certifying party (i) that the Land, Improvements or Seller are not in violation of any of the terms and conditions of the applicable Property Agreement; (ii) that any and all sums required to be paid under the applicable Property Agreement have been paid; and (iii) that the applicable Property Agreement is unmodified and/or amended except as otherwise specifically set forth in such certificate (collectively, the “Property Agreements Certificates”). If Seller is unable to deliver to Purchaser the Property Agreements Certificates as required by this Section 7.10 on or before the Closing Date, then Seller shall have the right to extend the Closing Date in order to obtain such estoppel certificates to a date that is the earlier of (x) thirty (30) days after the then-schedule Closing Date and (y) five (5) Business Days after Seller delivers to Purchaser the Property Agreements Certificates. Notwithstanding the foregoing, the failure of Purchaser to obtain (or Seller to provide) any such Property Agreements Certificates (provided Seller shall have used commercially reasonable efforts (which shall exclude any expenditure of funds on the part of Seller) to obtain same) shall not be and shall not be deemed to be a breach of or default under this Agreement, nor shall procurement of any Property Agreements Certificate be a condition precedent to Purchaser’s obligation to close the transaction hereunder. The delivery of an executed copy (as opposed to an original) of such Property Agreement Certificate shall be sufficient for purposes of satisfying Seller’s obligations under this Section 7.10.

7.11         Assumption of Service Contracts. By not later than ten (10) Business Days after the Effective Date, Purchaser shall deliver written notice to Seller (the “Service Contracts Notice”) specifying any Service Contracts which Purchaser desires to terminate at Closing (collectively, the remaining contracts, the “Assumed Contracts”), and, subject to the remainder of this Section 7.11, Purchaser shall assume at Closing all Assumed Contracts. Seller shall terminate, at its sole cost and expense subject to the balance of this Section 7.11, all other Service Contracts (the “Terminated Contracts”) by not later than the Closing Date. If Purchaser fails to deliver the Service Contracts Notice on or before the expiration of the Due Diligence Period, then Purchaser shall be deemed to have elected to assume all Service Contracts. To the extent that any Service Contract to be assigned to Purchaser is either (i) assignable but requires the applicable vendor to consent to the assignment and assumption of the Service Contract by Seller to Purchaser, or (ii) is not assignable (either by its terms or applicable law), then, prior to the Closing, Seller shall be responsible for obtaining from each applicable vendor a consent (each a “Required Assignment Consent”) to such assignment and assumption, provided, that shall not be and shall not be deemed to be a breach of or default under this Agreement nor shall termination or assumption of any Service Contract be a condition precedent to Purchaser’s obligation to close the transaction hereunder. Purchaser shall be responsible for the costs under any Service Contract that remains in effect as of Closing in order for any notice period to expire and for all termination fees under any Terminated Contracts. Any provision of this Agreement to the contrary notwithstanding, any property management agreement or leasing agreement shall be terminated effective as of the Closing Date, and, notwithstanding anything contained in this Agreement to the contrary, such agreements shall not be or be deemed to be Service Contracts.

Article VIII
APPORTIONMENTS

8.1         Apportionments. (a) The following items shall be apportioned as of 11:59 PM of the day immediately preceding the Closing Date as though Purchaser held title to the Properties during the Closing Date.

(i)       Fixed rents, additional rents, percentage rents and all other sums and credits due or payable under the Leases for the month (or, with respect to additional rents, percentage rents and other sums, the applicable period relating thereto) in which the Closing Date occurs shall be apportioned to the extent collected under the Leases, subject to part (b) of this Section 8.1;

(ii)       Real estate taxes and personal property taxes (if any), on the basis of the fiscal year for which the same are levied, imposed or assessed, subject to part (c) of this Section 8.1;

(iii)       Fees and charges under the Service Contracts that are being assigned to and assumed by Purchaser at the Closing, on the basis of the periods to which such Service Contracts relate; and

(iv)       Charges for water, sewer rents, electricity, steam, and gas, which are not metered or otherwise charged directly to tenants by the provider; provided that if the consumption of any of such utilities is measured by meters, the Seller on the Closing Date shall furnish a current reading of each meter; and provided further, that if there is not a meter or if the current bill for any of such utilities has not been issued prior to the Closing Date, the charges therefor shall be adjusted on the basis of the charges for the prior period for which bills were issued and shall be further adjusted when the bills for the current period are issued.

(b)       If any additional rents, percentage rents or other sums under the Leases (including expense reimbursement payments) (collectively, the “Lease Obligations”) are payable or accruable under the Leases on the basis of estimates or formulae and are subject to adjustment after the Closing Date, such rents shall be apportioned on the Closing Date on the basis of the sums actually paid by the Tenants under the Leases to Seller on account of such rents and/or expenses prior to the Closing Date, and will be subject to reapportionment on the basis of the rents and expenses as finally determined to be owing and collected under the Leases. If Leases contain Lease Obligations payable by Tenants which have accrued as of the Closing Date but are not then due and payable, the amount of such Lease Obligations shall not be prorated as of the Closing Date but shall be allocated and paid as hereinafter provided.  No later than five (5) Business Days before Closing, Seller shall deliver to Purchaser its good faith calculation of the Lease Obligations incurred and collections received for the period prior to the Closing Date (the “Pre-Closing Reconciliation”) and provide such Pre-Closing Reconciliation to Purchaser, including but not limited to an estimated reconciliation of charges for 2021, together with supporting documentation. All prorations and reconciliations shall be subject to Purchaser’s review and approval. Any overpayments shown on the Pre-Closing Reconciliation shall be credited to Purchaser at Closing. Any underpayments shall be remitted to Seller as and when collected by Purchaser as hereinafter provided. In the event the 2021 reconciliations shall not have been finalized as of Closing, Seller shall continue to be responsible for the preparation thereof in accordance with the Leases by not later than ninety (90) days after Closing, and any additional underpayments or overpayments determined based on such final reconciliation shall then be reconciled between Seller and Purchaser as hereinabove and hereinafter provided. All amounts collected by Purchaser or Seller from Tenants after the Closing Date will be applied pursuant to Section 8.1(d).  Either party may inspect, during normal business hours and upon reasonable prior written notice, the other’s records related to the Properties to confirm the calculations contemplated hereby. If the Closing shall occur before the real estate tax rate is fixed, the apportionment of real estate taxes shall be based upon the tax rate for the next preceding year applied to the latest assessed valuation. Final adjustment will be made upon the actual tax amount when determined.

(c)       Any rents or other Lease Obligations collected by the Seller or Purchaser after the Closing Date shall be applied first to the calendar month in which they are collected, then to the rentals due and payable for the calendar month (or, with respect to additional rents, percentage rents and other sums, the applicable period relating thereto) in which the Closing occurs, if unpaid, then to any months (or other applicable periods if past due) subsequent to the month (or other applicable period if past due) in which the Closing Date occurs, and then to any rents or other Lease Obligations past due for the calendar months (or other applicable periods) preceding the calendar month (or other applicable period) in which the Closing Date occurs (the “Arrears”). Any rents or other Lease Obligations collected by Purchaser that are to be applied to the Arrears pursuant to the preceding sentence shall be held by the Purchaser for the account of the Seller, and, after deducting therefrom all reasonable third-party expenses incurred in connection with the collection thereof, the Purchaser shall remit the same to the Seller. For a period of one hundred fifty (150) days after the Closing Date, Purchaser shall make good faith efforts to collect any Arrears from the Tenants; provided, however, Purchaser will not be required to institute any proceeding to collect any such Arrears. Seller agrees not to commence any collection action or to terminate any Lease after the Effective Date without Purchaser’s consent, not to be unreasonably withheld, and Seller further agrees not to attempt to collect Arrears from any Tenant with a Lease that remains in effect as of Closing, provided, however, that, the foregoing prohibition shall not apply to Gold’s Gym, Jem Industries and any other Tenant that has vacated or vacates its premises or the Lease for which has expired or been terminated prior to the Closing. Purchaser shall not waive any amounts owing with respect to Arrears owing for the period prior to the Closing nor modify any Lease so as to reduce any base rents or charges owed under such Lease for the period prior to the Closing without first obtaining Seller’s prior written consent.

(d)       All assessments (other than real estate taxes) imposed by any governmental agency for improvements to benefit the Properties (“Assessments”) that are completed or imposed before the Effective Date shall be paid by Seller to the extent allocable to the period prior to Closing. All other Assessments shall be paid by Purchaser.

(e)       Except for those amounts being retained in the Post-Closing Lease Escrow, all leasing commissions, finders’ fees, Tenant allowances and credits shall be paid in full by Seller or credited to Purchaser at Closing to the extent allocable to the period prior to Closing.

(f)       With respect to any residential units that (a) are not in “made-ready” condition on the Closing Date, and (b) have been vacant for more than five (5) Business Days prior to Closing, Purchaser shall receive a credit against the Purchase Price of Five Hundred Fifty and 00/100 Dollars ($550.00) per unit. For purposes hereof “made-ready” shall mean that vacant apartments have been thoroughly cleaned (including steam cleaning or similar deep cleaning of all carpeted areas, or carpet replacement if replacement would have been performed by Seller in the ordinary course of business prior to Closing if Seller was not selling the Property), walls cleaned or repainted consistent with Seller's past practices and that all apartments contain the following: (1) refrigerator-freezer unit in working condition; (2) dishwasher, garbage disposal, stove, oven, washer and dryer in working condition; (3) plumbing, heating, air conditioning, and electrical systems, all in good working order; (4) floors fully covered with a combination of tile or linoleum and carpeting; (5) blinds and/or drapes on all windows in good operating condition or better, and (6) there is no material damage to the doors, walls, ceilings, fixtures, floors or windows, such that the apartment unit is in a condition (consistent with the standards of similar units in the Property) for immediate rental and occupancy.

(g)       In addition, if any obvious error in either the calculations or amount of final figures used in any closing adjustment is discovered after Closing, Purchaser and Seller agree to correct such error promptly upon notice from the other party and to use commercially reasonable efforts to correct such adjustment, provided, that, in all events, the parties shall make such adjustments, or confirm in writing that no such adjustments are necessary, within one hundred twenty (120) days after the end of the calendar year in which the closing occurs. Notwithstanding the foregoing, any party hereto not bringing to the attention of the other party, in writing within the period of one hundred twenty (120) days following the calendar year in which the closing occurs, a potential claim for a re-adjustment in prorations based on error, miscalculation or omission shall be deemed to have automatically waived and relinquished such claim.

(h)       The provisions of this Section 8.1 shall survive Closing for the Survival Period.

8.2         Transfer Taxes, Recording and other Fees

(a)        Purchaser and Seller shall share equally any escrow fees charged by the Title Company in connection with administering the Closing and all other fees charged by the Escrow Agent. Purchaser shall be responsible for all costs and expenses relating to its inspection of the Properties.

(b)        Purchaser and Seller shall each pay one half (1/2) of all recording costs (other than recording costs for the removal of any title exceptions that Seller is responsible for pursuant to this Agreement, which cost shall be paid by Seller), transfer taxes, documentary stamps or similar fees charged for the conveyance of real property where the Properties are located. Seller and Purchaser shall each execute (and swear to where required) any returns, affidavits and/or statements required in connection with such taxes or fees. Purchaser and Seller shall each pay one half (1/2) of all escrow fees charged by the Title Company in connection with administering the Closing and one half (1/2) of all escrow fees charged by the Escrow Agent to perform its duties under this Agreement.

(c)       All other customary purchase and sale closing costs shall be paid by Seller or Purchaser in accordance with the customs with respect to title closings where the Properties are located.

8.3         Settlement Statement. The parties shall use commercially reasonable efforts to jointly prepare a schedule of prorations (the “Settlement Statement”) not less than five (5) Business Days prior to Closing. The parties shall correct any errors in prorations as soon after the Closing as amounts are finally determined, which obligation shall survive Closing for the Survival Period.

Article IX
DELIVERIES

9.1         Seller Documents to be Delivered. At the Closing, the Seller shall deliver the following for each Property:

(a)       The Required Tenant Estoppels, the Property Agreements Certificates and any SNDAs;

(b)       Originals of the Leases (to the extent the same are in Seller’s possession or control, or reasonably obtainable by Seller);

(c)       a Special Warranty Deed for each Premises in the form attached hereto as Exhibit 9.1(c) (the “Deed”); provided, if Purchaser obtains an updated legal description of any Premises based on a Survey, Seller shall also provide a quitclaim deed for such Premises quitclaiming to Purchaser all of Seller’s right, title and interest in the Premises;

(d)       a Bill of Sale for the Personal Property in the form of Exhibit 9.1(d);

(e)       The security deposits (by way of a credit to Purchaser, or if any such security deposit is in the form of a letter of credit, by delivery of the letter of credit to Purchaser) under the Leases;

(f)       A Rent Roll and schedule of Arrears each dated as of a date within five (5) days of the Closing Date;

(g)       All maintenance records, operating manuals, guarantees and warranties pertaining to the Properties, to the extent in the possession of or reasonably obtainable by Seller without cost to Seller;

(h)       A certificate, dated the Closing Date, stating that the representations and warranties of Seller contained in Section 6.1 hereof are true, correct and complete in all material respects as of such date (and subject to Section 6.3 above) in the form of Exhibit 9.1(i);

(i)       A FIRPTA Certificate in the form of Exhibit 9.1(j);

(j)       A notice to those utility companies providing services to the Properties in the form of Exhibit 9.1(j);

(k)       To the extent available and not otherwise included in the Due Diligence Materials delivered by Seller, copies of all warranties relating to the construction of the Improvements, together with assignment agreements pertaining to such warranties, in form and substance reasonably satisfactory to Purchaser and Seller;

(l)       Terminations, effective no later than Closing, of Seller’s existing property management and brokerage or leasing agreements for the Properties and Terminated Contracts; provided, however, for Service Contracts which have not been terminated effective as of Closing, then such terminations will be effective not more than thirty (30) days after Closing;

(m)       Evidence to be delivered to the Title Company of the existence, organization and authority of Seller and the authority of the persons executing the Seller’s Closing Documents on behalf of Seller, reasonably satisfactory to the Title Company, and

(n)       One or more affidavits reasonably required by the Title Company sufficient to have the general exceptions set forth in the title commitment deleted, together with a “gap” indemnity in form customarily required by the Title Company and reasonably acceptable to Seller and relating to the acts of Seller.

(o)       Such documents as are reasonably required by the Title Company pursuant to Section 5.4 with respect to the Giant ROFO.

9.2         Purchaser Documents to be Delivered. At the Closing, the Purchaser shall deliver the following:

(a)       The reminder of the Purchase Price pursuant to Section 2.1 as adjusted pursuant to Section 2.2 and Article VIII;

(b)       A certificate dated the Closing Date, stating that the representations and warranties or Purchaser contained in Section 6.2 hereof (as modified pursuant to Section 6.3) are true, correct and complete in all material respects as of such date, except as noted thereon substantially in the form of Exhibit 9.2(b); and

(c)       Evidence to be delivered to the Title Company of the existence, organization and authority of Purchaser and the authority of the persons executing the Closing documents on behalf of Purchaser, reasonably satisfactory to the Title Company

9.3         Joint Documents to be Delivered. At the Closing, the Seller and Purchaser shall jointly deliver the following for each Property:

(a)       An assignment and assumption of leases and security deposits in the form of Exhibit 9.3(a);

(b)       An assignment and assumption of Service Contracts and other Intangible Property in the form of Exhibit 9.3(b);

(c)       The Tenant Escrow Agreement pursuant to Section 2.2;

(d)       A letter to each of the Tenants advising them of the change in ownership and management of the applicable Property and the transfer of the security deposit, if any, and directing that rentals or other payments thereafter be paid to a payee designated by the Purchaser, and otherwise complying with applicable law in the form of Exhibit 9.3(d);

(e)       All transfer and other tax declarations as may be required by law in connection with the transactions contemplated by this Agreement;

(f)       The Settlement Statement, pursuant to Section 8.3 above; and

(g)       Such other documents and instruments as may be necessary to effectuate the intent of this Agreement.

9.4         Possession. Immediately after the Closing, Seller shall deliver to the offices of Purchaser’s property manager (or the Properties or such other place as is reasonably convenient for Seller), to the extent in Seller’s possession, the keys as well as any security codes for the Properties. Purchaser shall be entitled to possession of the Properties upon the conclusion of Closing, subject to the Leases and the Permitted Exceptions.

Article X
DEFAULTS

10.1         Seller’s Default.

(a)       Subject to the balance of this Section 10.1, if Seller shall default in performance of its obligations under this Agreement before Closing, or if Seller breaches in any material respect any of Seller’s representations and warranties set forth in Section 6.1, and such default or failure is not cured by Seller within five (5) Business Days after Seller’s receipt of written notice from Purchaser of such default or failure, subject to Seller’s right to extend the Closing pursuant to Section 7.9, then, Purchaser shall have the option, as its sole and exclusive remedy at law or equity to either (a) (i) terminate this Agreement and instruct Escrow Agent to immediately deliver the Deposit (together with any interest earned thereon) to Purchaser, and (ii) receive from Seller reimbursement of Purchaser’s actually incurred reasonable and necessary costs and expenses paid to third parties related to this Agreement and the Inspections, not to exceed Five Hundred Thousand Dollars ($500,000.00) (collectively, “Reimbursable Costs”), and after Purchaser has recovered all such amounts, both parties shall be relieved of and released from any further liability hereunder other than those obligations which expressly survive the termination of this Agreement, or (b) seek the equitable remedy of specific performance, but only if such suit for specific performance is filed within sixty (60) days after the then-scheduled Closing Date. Purchaser agrees that it shall not be permitted to file any claim or pursue any cause of action arising from any express obligations of Seller under this Agreement (x) for lis pendens against any Property, (y) until the aggregate amount of all damages exceed One Hundred Fifty Thousand Dollars ($150,000.00) (the “Basket”), in which case, Purchaser shall be entitled to recover for all such damages regardless of the Basket, or (z) unless such claim or cause of action is filed not later than the expiration of the period which is nine (9) months after Closing (the “Survival Period”). Purchaser hereby waives all other remedies, including without limitation, any claim against Seller for any other damages of any type or kind including, without limitation, the right to claim any punitive, consequential, or speculative damages, except in the event of fraud or intentional misconduct.

(b)       To the extent that Seller has any obligations or liabilities of any kind after Closing under this Agreement, such liability shall in all events be limited to, and no action may be taken for amounts greater than, an aggregate amount equal to the product obtained by multiplying the Purchase Price by one (1) percent (1%) (the “Cap”). Guarantor hereby unconditionally, irrevocably, jointly and severally, guarantees Seller’s payment obligations under this Section 10.1 (the “Guaranteed Obligations”), and Guarantor shall perform, or cause Seller to perform, the Guaranteed Obligations. This guarantee is, subject to the balance of this Section 10.1(b), a continuing guarantee of payment and performance, and not of collection, and will remain in full force and effect until all Guaranteed Obligations have been performed and until any applicable appeal periods or statute of limitations with respect to same shall have expired. Guarantor acknowledges and agrees that this guarantee is full and unconditional and is in no way conditioned on or contingent upon (a) any attempt to enforce in whole or in part any Guaranteed Obligations, (b) the existence or continuance of any party hereto as legal entities, (c) the consolidation or merger of any party hereto with or into any other entity, (d) the sale, lease or disposition by any party hereto of all or substantially all of its assets to any other entity, (e) an event of bankruptcy of any party hereto, or (h) the adequacy of any means Purchaser may have of obtaining payment related to the

Guaranteed Obligations hereunder. Guarantor hereby irrevocably consents to the amendment or modification to the terms of this Agreement and the other documents to be executed or delivered in connection herewith and waives any right to receive notice thereof. No invalidity, irregularity or unenforceability of the Guaranteed Obligations hereby guaranteed shall affect, impair or be a defense to this guaranty. This is a continuing guaranty for which Purchaser and its affiliates receive continuing consideration and all obligations to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon Guarantor’s obligations hereunder shall remain in effect for the Survival Period, unless a claim is filed against any Seller within the Survival Period, in which event Guarantor’s obligations shall remain in effect until such claim has been resolved, by litigation or otherwise, and all applicable appeal periods have expired. The Guarantor shall maintain cash or cash equivalents equal to the Cap and Guarantor will remain a going concern in good standing in the jurisdiction of its organization during the period of time Guarantor’s obligations hereunder remain in effect, including to the extent applicable, retaining such amounts in reserves or otherwise pursuant to a plan of liquidation or dissolution; provided, however, that notwithstanding the foregoing, in the event of liquidation or dissolution of Guarantor, the Guarantor shall have the right to deliver an irrevocable letter of credit issued by a regional or national bank and in a form reasonably acceptable to Purchaser and Guarantor, in the full amount of the then unused portion of the Cap. In addition to the foregoing, the following provisions shall apply with respect to the Guaranteed obligations:

(i)       The Guaranteed Obligations are not assignable by Guarantor.

(ii)        Purchaser may proceed and have right of action solely against any Guarantor and may grant relief or indulgence to any other party without such actions being or being deemed to be a release of the Guarantor's liability.

(iii)       Guarantor shall have no rights of indemnification or subrogation against Seller unless and until the Agreement is performed to the satisfaction of Purchaser.

(iv)       This Guaranty shall remain in full force and effect regardless of whether or not Seller continues to be owned in whole or in part by Guarantor.

(v)       Purchaser shall be entitled to payment of its reasonably and actual attorney’s fees incurred in enforcing the provisions of this Section 10.1(b) and otherwise in seeking to collect payment of the Guaranteed Obligations.

Guarantor hereby joins separately in this Agreement solely to evidence its agreement to be bound by and to comply with the provisions of this Section 10.1(b). The provisions of this Section 10.1(b) shall survive Closing.

(c)        In addition, and notwithstanding anything to the contrary herein, if any of the representations or warranties of Seller that survive Closing contained in this Agreement or in any of Seller’s Closing Documents is false or inaccurate, or if Seller is in breach or default of any of its obligations under this Agreement that survive Closing, and if such false or inaccurate representations or warranties or such other breach or default was actually known to Purchaser prior to Closing and Purchaser nevertheless closes on the purchase of the Properties, then Purchaser shall be deemed to have accepted and to have waived such breach or default, Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or such other breach or default, and Purchaser shall have no cause of action with respect thereto. The parties agree that Purchaser shall be deemed to have actual knowledge of the information contained in the Diligence Materials listed on Exhibit 4.1(f). Seller shall notify Purchaser in writing of any breach of a representation or warranty set forth in this Agreement of which Seller has actual knowledge. Furthermore, except with respect to any covenants, representations or warranties set forth herein which are expressly to survive Closing hereunder, any and all covenants, representations and warranties contained in this Agreement shall merge in the deed and the other documents delivered at Closing and shall not survive Closing hereunder.

(d)       The terms and conditions of this Section 10.1 shall survive the Closing.

10.2         Purchaser’s Default. If Purchaser shall fail to close as and when set forth in this Agreement, Seller shall have the right to terminate this Agreement upon giving notice to Purchaser, in which event Seller shall be entitled to instruct the Escrow Agent to pay the Deposit (together with any interest earned thereon) to Seller as liquidated damages, and, after Seller has received the Deposit, both parties shall be relieved of and released from any further liability hereunder other than those obligations which expressly survive the termination of this Agreement. Furthermore, Seller agrees that in no event shall it be entitled to, seek or obtain any other damages of any kind, including, without limitation, consequential, speculative or punitive damages. Notwithstanding the foregoing, this Section 10.2 shall not limit Seller’s right and claim against Purchaser for any portion of the total Deposit which is not paid to Seller to the extent Seller is entitled thereto, or if Purchaser shall default in any obligations under this Agreement or be in breach of any indemnity that survives Closing (as opposed to any such breach or default of Purchaser’s obligations before Closing, for which Seller shall have no remedy other than with respect to Purchaser’s failure to close hereunder as set forth above in this Section 10.2). The terms and conditions of this Section 10.2 shall survive the Closing.

The parties agree that the Seller's actual damages would be difficult to ascertain and that the Deposit is the parties' best and good faith estimate of such damages and not a penalty.

Article XI
CASUALTY AND CONDEMNATION

11.1         Casualty. The risk of loss for damage to the Properties by fire or other Casualty (as defined below) shall remain will Seller until Closing. If, prior to the Closing, any Property or any portion thereof shall be damaged by fire or other casualty (a “Casualty”) such that, (i) a Tenant of such Premises shall have the right to terminate its Lease or abate, in full or in part, the payment of rent thereunder, or (ii) in the reasonable opinion of a contractor selected by Purchaser, the costs to repair the Casualty exceed two percent (2%) of the portion of the Purchase Price allocated to the applicable Property pursuant to Section 2.1 or, (iii) the time to restore the applicable Property to its condition as of the Effective Date would exceed one hundred fifty (150) days, or (iv) there is a material reduction in access to or parking for the applicable Property (in any such event, “Material Damage”), then Purchaser may elect, by written notice (such notice, a “Casualty Termination Notice”) to Seller within ten (10) Business Days after written notice from Seller of the occurrence of such Casualty, either to (a) proceed to Closing with respect to the damaged

Property, in which event, at Closing, Seller shall pay or assign to Purchaser Seller’s rights to all monies received or receivable by Seller, if any, in connection with any insurance maintained by Seller with regard to the damaged Premises as a result of such fire or casualty, and the purchase and sale contemplated by this Agreement shall take place in the manner described herein, with the Purchaser receiving a credit for any deductible or retention related to Seller’s insurance, and the amount of any underinsured or uninsured damage caused by such Casualty, or (b) terminate this Agreement as to the damaged Property only, in which event the Purchase Price payable at Closing shall be decreased by the amount allocated to the damaged Property pursuant to Section 2.1. In the event a Property suffers a Casualty that entitles Purchaser to terminate this Agreement, and Purchaser terminates this Agreement with respect to all Properties, Purchaser shall have the right to instruct the Escrow Agent to return the Deposit (together with any interest thereon) to Purchaser and, after Purchaser’s receipt of the Deposit, neither party shall have any further rights, obligations or liabilities hereunder with respect to the applicable Properties other than those obligations which expressly survive the termination of this Agreement. Notwithstanding the foregoing provisions of this Section 11.1, if Purchaser should elect to terminate this Agreement in the event of Material Damage to one or more but not all of the Properties, then within ten (10) Business Days of Seller’s receipt of a Casualty Termination Notice, Seller may elect by written notice to Purchaser to terminate this Agreement as to the remaining Properties, in which event the Deposit shall be refunded to Purchaser and Seller shall pay to Purchaser the Reimbursable Costs. If Purchaser fails to so provide a Casualty Termination Notice, Purchaser shall conclusively be deemed to have elected to proceed to Closing. If applicable, the Closing Date shall be extended in order to permit Purchaser the full 10-Business Day period in which to elect whether to proceed to Closing or terminate this Agreement. If, prior to the Closing, any Property or any portion thereof shall be damaged by fire or other that does not constitute Material Damage, then the parties shall proceed to Closing, in which event, at Closing, Seller shall pay or assign to Purchaser Seller’s rights to all monies received or receivable by Seller, if any, in connection with any insurance maintained by Seller with regard to the Property as a result of such Casualty, and the purchase and sale contemplated by this Agreement shall take place in the manner described herein, with the Purchaser receiving a credit for any deductible, self-insured, co-insured or underinsured amounts related to Seller’s insurance.

11.2         Condemnation. If, prior to the Closing, a Property or any portion thereof shall be taken by any governmental authority under a power or threat of eminent domain, such that there is a material reduction in access to or parking for the applicable Property, or any Required Tenant would have the right to terminate its Lease, Seller shall promptly notify Purchaser of the same in writing and then Purchaser may elect, by written notice to Seller no later than ten (10) Business Days following Purchaser’s receipt of written notice of such taking or pending action, including notice of any condemnation award payable in connection therewith, either to (a) proceed to Closing, in which event, at Closing, Seller shall assign Seller’s rights to any condemnation award to Purchaser, or (b) terminate this Agreement as to the affected Properties as provided in Section 11.1 above (and Seller shall have the same right to terminate this Agreement and pay to Purchaser the Reimbursable Costs as provided in Section 11.1 above). If Purchaser fails to provide such notice, Purchaser shall conclusively be deemed to have elected to proceed to Closing. If applicable, the Closing Date shall be extended in order to permit Purchaser the full 10-Business Day period in which to elect whether to proceed to Closing or terminate this Agreement.

Article XII
MISCELLANEOUS

12.1         OFAC. Purchaser represents, warrants and covenants to Seller that neither Purchaser nor to Purchaser’s knowledge, any of its members (including without limitation any (x) assignee of Purchaser under this Agreement, in accordance with its terms and conditions, or (y) members of any party described in (x) or (y) above, respectively) (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”); (ii) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of OFAC or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (iii) is engaged in activities prohibited in the Order; or (iv) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering. Seller represents, warrants and covenants to Purchaser that neither Seller nor any of its members (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order; (b) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of OFAC or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order or Orders; (c) is engaged in activities prohibited in the Order or Orders; or (d) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

12.2         Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent: (i) by United States Postal Service, certified mail, return receipt requested, (ii) by any nationally known overnight delivery service for next day delivery, (iii) by delivery in person, (iv) by e-mail in PDF format or its equivalent. In the event notice is given by e-mail (iv) in the immediately preceding sentence, then notice shall also be given by either (i), (ii) or (iii) in the immediately preceding sentence, except if receipt of such e-mail notice is acknowledged by its recipient by reply e-mail prior to 6:00 PM Eastern Time on the same day such e-mail notice is given. All notices shall be addressed to the parties at the addresses below:

To Purchaser:	MCB Acquisition Company, LLC 2701 N. Charles Street, Suite 404 Baltimore, Maryland 21218 Attn: P. David Bramble e-mail: dbramble@mcbrealestate.com with a copies to:
MCB Acquisition Company, LLC 2701 N. Charles Street, Suite 404 Baltimore, Maryland 21218 Attn: Ryan Bailey e-mail: RBailey@mcbrealestate.com and to (which shall not constitute notice) Abramoff Neuberger LLP 2850 Quarry Lake Drive, Suite 300 Baltimore, Maryland 21209 Attn: Nancy Haas, Esquire e-mail: nhaas@abrneu.com
To Seller:	c/o Hekemian & Co., Inc. 505 Main Street, P.O. Box 667 Hackensack, NJ 07602 Attn: Christopher Bell e-mail: chris@hekemian.com with a copy to (which shall not constitute notice):
Venable LLP 600 Massachusetts Avenue NW Washington, DC 20001 Attention: Ted Millspaugh Telephone: (202) 344-4596 e-mail: tmillspaugh@venable.com and to (which shall not constitute notice):
Giordano Halleran & Cielsa 125 Half Mile Road, Suite 300 Red Bank, NJ 07701-6777 Attention: John A. Aiello e-mail: jaiello@ghclaw.com

All notices sent by mail and overnight delivery shall be deemed effectively given on receipt or if delivery is attempted on a Business Day and refused, on the date of such attempted delivery. In the event notice is given by electronic mail in PDF format or its equivalent, then notice shall be deemed effectively given on the date and time sent provided the original notice is sent in accordance with the additional delivery required pursuant to this Section 12.2. The attorneys for the parties are hereby specifically authorized to give and to receive notice on behalf of their respective client.

12.3          Expenses of Transaction. Each party shall be solely responsible for its own expenses in connection with the transactions contemplated hereby, except as otherwise expressly provided herein.

12.4          Broker. All negotiations relative to this Agreement and the purchase and sale of the Properties as contemplated by and provided for in this Agreement have been conducted by and between Seller and Purchaser without the intervention of any person or other party as agent or broker. Seller and Purchaser warrant and represent to each other that there are and will be no broker’s commissions or fees payable in connection with this Agreement or the purchase and sale of the Properties by reason of their respective dealings, negotiations or communications. Seller and Purchaser do each hereby indemnify, defend and hold harmless the other from and against the claims, demands, actions and judgments of any and all brokers, agents, and other intermediaries alleging a commission, fee or other payment to be owing by reason of their claimed agency relationship with the indemnitor and relating to their dealings, negotiations or communications in connection with this Agreement or the purchase and sale of the Properties. The provisions of this section shall survive Closing or the termination of this Agreement.

12.5          Waiver of Trial by Jury. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH OF PURCHASER AND SELLER IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE PROVISIONS OF THIS AGREEMENT OR ANY DOCUMENT DELIVERED IN CONNECTION WITH THIS CONTRACT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

12.6          Drafting Ambiguities; Interpretation; Captions. In interpreting any provision of this Agreement, no weight shall be given to, nor shall any construction or interpretation be influenced by, the fact that counsel for one of the parties drafted this Agreement, each party recognizing that it and its counsel have had an opportunity to review this Agreement and have contributed to the final form of same. Unless otherwise specified (a) whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular; (b) the words “consent” or “approve” or words of similar import, mean the prior written consent or approval of the party whose consent is required, (c) the words “include” and “including”, and words of similar import, shall be deemed to be followed by the words “without limitation”, and (d) the preamble and recitals to this Agreement, and all exhibits and schedules attached hereto, are incorporated herein by reference. The captions at the beginning of the sections in this Agreement are for convenience in locating the context but are not part of the context.

12.7          Business Days. The term “Business Day” or “business days” means any day other than Saturday, Sunday or a day on which banking institutions in Maryland are obligated or authorized by law or executive action to be closed to the transaction of normal banking business. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is not a Business Day, then such date will be extended to the next Business Day.

12.8          Counterparts; Electronic Signature. This Agreement may be executed in counterparts, each of which shall constitute an original, but all together shall constitute one and the same Agreement. Electronic transmission of an original signature shall be deemed an original and shall be binding on the parties.

12.9          Governing Law; Venue. This Agreement is governed by the laws of the State of Maryland, without giving effect to its conflict of laws principles. Exclusive venue for any action brought with respect to this Agreement shall lie in the State court for the jurisdiction in which the Property is located, or if applicable, in the United States District Court for the District of Maryland.

12.10          Severability. In the event any term or provision of this Agreement shall be held illegal, invalid, unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Agreement shall not be affected thereby, but each such term and provision shall be valid and shall remain in full force and effect.

12.11          Entire Agreement; Modifications. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior written or oral agreements or understanding pertaining to such matter to which either of the parties is a party to or beneficiary of. This Agreement may not be amended or modified, nor may any obligation hereunder be waived orally, and no such amendment or modification will be effective for any purpose unless it is in writing, signed by the party against whom enforcement thereof is sought.

12.12          Confidentiality. Purchaser and Seller agree to maintain the confidentiality of the terms and conditions of this Agreement, and the transactions contemplated hereunder, and neither shall disclose any such information without the consent of the other party, except as otherwise expressly provided for herein or as may be required by applicable law or for those disclosures reasonably necessary to be made to the Title Company, surveyors, investors, attorneys, accountants, lenders, engineers, agents and other consultants reasonably necessary to consummate the transactions contemplated hereby, or as otherwise required by law. Neither party shall release a press release regarding the transactions contemplated by this Agreement until Closing shall have occurred, without the prior written consent of the other party. The provisions of this Section 12.12 shall survive the termination of this Agreement.

12.13          Timing. Time is of the essence of this Agreement (other than with respect to such extension and cure rights that are expressly stated herein).

12.14          Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party by the same or any other such term or provision in the future.

12.15          Further Assurances. The parties hereto will promptly execute and deliver all instruments and documents and take all further action at the requesting party’s expense, as each party may reasonably request from time to time from the other in order to perfect and protect the various agreements and understandings of the respective parties hereto as set forth in this Agreement, and to further enable each party to exercise and enforce their respective rights and remedies as may be available at law or in equity to enforce the provisions of this Agreement and carry out the intent and purposes of the parties hereto. This provision shall survive Closing or any termination of this Agreement.

12.16          Assignment. Seller shall not directly or indirectly assign any of its rights or obligations under this Agreement. Purchaser may assign, in whole or in part, any of its rights or obligations under this Agreement, including the right to purchase any Property, to one or more affiliates, and Purchaser may delegate at the Closing the right to receive the Deed for any Property to one or more of its affiliates, provided. Purchaser shall notify Seller in writing of any proposed assignment or designation and provide a copy of the proposed assignment. Such assignment or designation shall not release Purchaser from its obligations under this Agreement. For purposes of this Section 12.16, “affiliate” shall mean any entity controlled by or under common control with, or which controls Purchaser (the term “control” for these purposes means the ability, whether by the ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to make management decisions on behalf of, or independently to select the managing partner of, a partnership, or otherwise to have the power independently to remove and then select a majority of those individuals exercising managerial authority over an entity, and control shall be conclusively presumed in the case of the ownership of fifty percent (50%) or more of the equity interests).

12.17          Several Obligations. All such entities comprising the “Seller” described in this Agreement shall have several, and not joint, liability for the obligations of the applicable Seller hereunder.

12.18          Section 1031 Exchange. Either party may consummate the purchase or sale (as applicable) of the Properties as part of a so-called like kind exchange (an “Exchange”) pursuant to § 1031 of the Code, provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement, (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange (such payment obligation shall survive Closing or any termination of this Agreement). Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code.

12.19          Attorneys’ Fees. In the event of any litigation between Seller and Purchaser relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party its actual and reasonable attorneys’ fees and costs at both the trial and appellate level.

12.20          No Personal Liability. No employee, officer, director, trustee, partner, member, shareholder, affiliate or other owner of Seller, or any investment manager or other agent of Seller, or such respective parties’ constituent employees, officers, directors, trustees, partners, members, shareholders, affiliates, investors or other owners, shall be personally liable or responsible for any duties, obligations or liabilities of the Seller hereunder or in any other connection with the Property or this transaction. No employee, officer, director, trustee, partner, member, shareholder, affiliate or other owner of Purchaser, or any investment manager or other agent of Purchaser, or such respective parties’ constituent employees, officers, directors, trustees, partners, members, shareholders, affiliates, investors or other owners, shall be personally liable or responsible for any duties, obligations or liabilities of the Purchaser hereunder or in any other connection with the Property or this transaction. This Section 12.20 shall survive the Closing or the earlier termination of this Agreement.

12.21          Required State and County Disclosures. Purchaser acknowledges the disclosures set forth on Exhibit 12.21 attached hereto.

[SIGNATURES PAGE FOLLOWS]

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:

WestFREIT Corp.,
a Maryland corporation

By:	/s/ Robert S. Hekemian, Jr.
Name:	Robert S. Hekemian, Jr.
Title:	CEO and President

Damascus Centre, LLC,
a New Jersey limited liability company

By:	/s/ Robert S. Hekemian, Jr.
Name:	Robert S. Hekemian, Jr.
Title:	CEO and President

Grande Rotunda, LLC,
a Maryland limited liability company

By:	/s/ Robert S. Hekemian, Jr.
Name:	Robert S. Hekemian, Jr.
Title:	CEO and President

[Signature Page to Purchase and Sale Agreement]

Execution Version

PURCHASER:

MCB Acquisition Company, LLC,
a Maryland limited liability company

By:	/s/ P. David Bramble
P. David Bramble
Executive Manager

[Signature Page to Purchase and Sale Agreement]

Execution Version

JOINDER

The undersigned joins for the sole purpose of consenting to and agreeing to be bound by the provisions of Section 10.1(b) of this Agreement.

First Real Estate Investment Trust of New Jersey, Inc.
a Maryland corporation

By:	/s/ Robert S. Hekemian, Jr.
Name:	Robert S. Hekemian, Jr.
Title:	CEO and President

[Signature Page to Purchase and Sale Agreement]

Pursuant to Item 601(a)(5) of Regulation S-K, all schedules and exhibits have been omitted. The registrant will provide a copy of any omitted schedule or exhibit to the Securities and Exchange Commission or its staff upon request.

SCHEDULE OF EXHIBITS

Exhibit 1.1(a)	Legal Description of the Land
Exhibit 2.2(a)(i) and (a)(ii)	Pending Leases
Exhibit 4.1(f)	Due Diligence Materials
Exhibit 6.1(b)(ii)	Rent Roll
Exhibit 6.1(b)(v)	Unresolved Tenant Contests
Exhibit 6.1(b)(vi)	Outstanding Lease Obligations (Landlord Work, Outstanding Tenant Improvement Allowances and Brokerage Commissions)
Exhibit 6.1(b)(viii)	Pending Litigation and Default Notices
Exhibit 6.1(c)	Service Contracts
Exhibit 6.1(d)	Excluded Personal Property
Exhibit 6.1(e)	List of Employees
Exhibit 7.9(a)	Form of Tenant Estoppel Certificate
Exhibit 7.9-1	Required Tenants
Exhibit 7.10	Form of Property Agreements Certificates
Exhibit 9.1(c)	Form of Special Warranty Deed
Exhibit 9.1(d)	Form of Bill of Sale
Exhibit 9.1(h)	Form of Seller’s Closing Certificate
Exhibit 9.1(i)	Form of FIRPTA Certificate
Exhibit 9.1(j)	Form of Notice to Utility Companies
Exhibit 9.2(b)	Form of Purchaser’s Closing Certificate
Exhibit 9.3(a)	Form of Assignment and Assumption of Leases and Security Deposits

Schedule of Exhibits, Page 1

Exhibit 9.3(b)	Form of Assignment and Assumption of Service Contracts and Intangible Property
Exhibit 9.3(d)	Form of Notice to Tenants
Exhibit 12.21	State and County Disclosures

 Exhibit A, Page 2

Pursuant to Item 601(a)(5) of Regulation S-K, all schedules and exhibits have been omitted. The registrant will provide a copy of any omitted schedule or exhibit to the Securities and Exchange Commission or its staff upon request.

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